Exhibit 99.1

February 16, 2022

Carlyle Expands Board of Directors, Appointing Two New Independent Directors
Janet Hill retires from the Board after a decade of service

NEW YORK and WASHINGTON – Global investment firm The Carlyle Group Inc. (NASDAQ: CG) today announced the appointment of Linda Hefner Filler, retired consumer goods and retail executive, and Mark S. Ordan, Chief Executive Officer of Mednax, Inc., as independent directors to serve on its Board of Directors, effective April 1, 2022. Carlyle also announced the retirement of Janet Hill after a decade of service. With these appointments, Carlyle’s Board of Directors will comprise 13 members and will be majority independent.

Bill Conway and David Rubenstein, Co-Founders and Co-Chairmen of the Board of Directors of Carlyle commented on Hill’s service, “Janet has been an invaluable member of the Board and we thank her for her contributions and decade of service to Carlyle since our IPO. Her insights and wise counsel will be missed.”

Lawton W. Fitt, Lead Independent Director of Carlyle’s Board of Directors, said, “On behalf of the Board, we are delighted that Linda and Mark will join as independent directors. Their broad and diverse experience will benefit Carlyle as the firm continues to drive growth and deliver for investors, shareholders, and all stakeholders. We are confident that each will contribute meaningfully in the years ahead.”

Kewsong Lee, Carlyle CEO, added, “Janet has made a tremendous impact over the past decade, and I want to thank her for her tireless efforts. We are thrilled to have Linda and Mark join the Board, and on behalf of the leadership team we look forward to their engagement as we continue building the firm and creating value for all shareholders over the long term.”

Linda Hefner Filler joins Carlyle’s Board of Directors following a distinguished career in the retail and consumer goods space. Most recently, Filler retired as President of Retail Products, Chief Marketing Officer, and Chief Merchandising Officer at Walgreen Co. in 2017. Prior to Walgreen Co., she served in Executive Vice President roles at Walmart, Inc. and at Kraft Foods. Prior to Kraft Foods, she served a long tenure at Hanesbrands Inc., including Group CEO roles of its largest branded apparel businesses. Currently, Filler serves as Lead Independent Director and Chair of the Nominating & Governance Committee for Danaher Corporation, as well as on the boards of private corporations and philanthropic organizations. Filler earned an MBA from Harvard Business School and an MS from the University of North Texas.

“Carlyle’s brand and reputation as an investor is known widely throughout the industry,” said Linda Hefner Filler. “The firm is undergoing a pivotal stage of growth and I’m pleased to have the opportunity to play a part during this crucial time.”

Mark Ordan joins Carlyle’s Board with extensive expertise in healthcare and real estate. Ordan joined Mednax, Inc. in 2020 where he currently serves as Chief Executive Officer and is a member of the Board of Directors. Previously, Ordan founded and served as Chief Executive Officer of both Quality Care Properties, Inc., and Washington Prime Group Inc. From 2008 to 2013, Ordan served as Chief Executive Officer of Sunrise Senior Living, Inc., where he led the company’s turnaround, restructuring and sale. Prior to that, he served as Chief Executive Officer of The Mills Corporation. Ordan also currently serves on the Board of Directors of Federal Realty Investment Trust, Vassar College, and The Holton Arms School. He also serves as Vice Chairman of the Board for the U.S. Chamber of Commerce. Ordan holds an MBA from Harvard Business School and a BA from Vassar College.

“Carlyle is highly respected by investors globally and the leadership team is focused on accelerating growth to continue to deliver for all stakeholders,” said Mark S. Ordan. “I am honored to be joining the Board at such an exciting time in the firm’s history.”

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About Carlyle
Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $301 billion of assets under management as of December 31, 2021, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs nearly 1,850 people in 26 offices across five continents. Further information is available at www.carlyle.com. Follow Carlyle on Twitter @OneCarlyle.

Media:
Leigh Farris

Leigh.farris@carlyle.com
Phone: +1 (212) 813-4815

Public Market Investor Relations:
Daniel Harris

Daniel.harris@carlyle.com
Phone: +1 (212) 813-4527

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